Exhibit 10.43

ADDENDUM TO BUSINESS FINANCING AGREEMENT AND

AGREEMENT FOR WHOLESALE FINANCING

     This Addendum is made to (i) that certain Business Financing Agreement executed on the 25 day of June, 2004, between En Pointe Technologies Sales, Inc. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”), as amended (“BFA”) and (ii) that certain Agreement for Wholesale Financing between Dealer and CDF dated June 25, 2004 as amended (“AWF”).

     FOR VALUE RECEIVED, CDF and Dealer agree as follows:

     1. Section 2.1 of the BFA is hereby amended to read as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

“2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility equal to: (i) the total initial one time advance made by CDF to IBM Credit LLC and Foothill Capital Corporation on Dealer’s behalf, said advance to liquidate through scheduled payments to CDF as per existing IBM Credit LLC payment planner subject to the terms of Section 3.2 (defined as “Initial Advance”); and (ii) up to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in additional cash advances; provided however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer’s inventory floorplan credit facility with CDF exceed, in the aggregate,Thirty Million Dollars ($30,000,000.00). CDF’s decision to advance funds is discretionary, and will not be binding until the funds are actually advanced.

     In addition, subject to the terms of the AWF, CDF agrees to provide to Dealer an inventory floorplan credit facility of Thirty Million Dollars ($30,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer’s inventory floorplan credit facility with CDF and Dealer’s Accounts Receivable Facility exceed, in the aggregate Thirty Million Dollars ($30,000,000.00). CDF’s decision to advance funds will not be binding until the funds are actually advanced.”

     2. Section 3.2 of the BFA is hereby amended to read as follows, and, to the extent applicable, the following provision shall also amend the AWF (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

“3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable, up to the remainder of seventy percent (70%) of the net amount of eligible Accounts listed in such Schedule, minus the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Agreement for Wholesale Financing (the ‘AWF’) with CDF, as in effect from time to time, but in no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF (the ‘Available Credit’). Upon completion of CDF field exam and receipt of results satisfactory to CDF, the 70% rate shall be increased to 85%.

Dealer’s ‘SPP Deficit’ shall mean the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the 10th

Exhibit 10.43

day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term ‘Inventory Value’ is defined herein to mean zero percent (0%) of the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein. Upon completion of CDF field exam and receipt of results satisfactory to CDF, the 0% Inventory Value rate shall be increased to 90%.

If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the AWF, in the event Dealer’s SPP Deficit exceeds at any time (a) seventy percent (70%) of the net amount of eligible Accounts, minus (b) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility, Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the AWF, such excess. Upon completion of CDF field exam and receipt of results satisfactory to CDF, the 70% rate shall be increased to 85%.

No advances or loans need be made by CDF if Dealer is in Default.”

     3. The following paragraph is incorporated into the BFA as if fully and originally set forth therein:

“Facility Fee. Dealer agrees to pay CDFan annual facility fee in connection with the Accounts Receivable Facility, payable in advance, on the execution of this Agreement, and on each anniversary date thereof through the term of this Agreement, each in an amount equal to Twenty Five Thousand Dollars ($25,000.00). Once received by CDF an annual facility fee shall not be refundable by CDF for any reason; provided, however, that in the event CDF terminates the Agreement on other than the anniversary date and Dealer is not then in Default then CDF shall refund to Dealer a portion of the facility fee equal to the number of whole months remaining in the current annual term (or renewal term) of this Agreement multiplied by an amount equal to one twelfth (1/12th) of the facility fee paid by Dealer for that term.”

     4. The following paragraph is incorporated into the AWF and BFA as if fully and originally set forth therein:

“En Pointe Technologies, Inc., Guarantor of Dealer’s obligations to CDF under a Collateralized Guaranty dated June 25, 2004 (“Guarantor”), will as of each quarter end maintain:

(a)	a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Fourteen Million Dollars ($14,000,000.00);

Exhibit 10.43

(b)	a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than three and one-half to one (3.5:1.0);

(c)	a ratio of Current Tangible Assets to current liabilities of not less than one and twenty one-hundredths to one (1.20:1); and

(d)	beginning with the fiscal quarter ending June 30, 2004, a ratio of EBITDA for the twelve month period ending on the last day of each such fiscal quarter, to interest expense for the twelve month period ending on the last day of such fiscal quarter of not less than one and twenty-five one hundredths to one (1.25:1).

For purposes of this paragraph: (i) ‘Tangible Net Worth’ means the book value of Dealer’s assets less liabilities, excluding from such assets all Intangibles; (ii) ‘Intangibles’ means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion; (iii) ‘Debt’ means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) ‘Subordinated Debt’ means all of Dealer’s Debt which is subordinated to the payment of Dealer’s liabilities to CDF by an agreement in form and substance satisfactory to CDF; (v) ‘Current Tangible Assets’ means Dealer’s current assets less, to the extent otherwise included therein, all Intangibles and (vi) ‘EBITDA’ means, for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains and losses, gains and losses from discontinuance of operations and gains and losses arising from the sale of assets other than inventory) during the applicable period; (B) net earnings or losses of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain or loss arising from the acquisition or disposition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a consolidated basis.”

Exhibit 10.43

     5. The following paragraph is incorporated into the BFA as if fully and originally set forth therein:

 “Upon completion of CDF field exam and receipt of results satisfactory to CDF, the thirty (30) day termination period set forth in Section 7 of the BFA and Section 17 of the AWF shall be increased to sixty (60) days.”

Dealer waives notice of CDF’s acceptance of this Addendum.

     All other terms and provision of the BFA and AWF, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, Dealer and CDF have both read this Addendum to the BFA and AWF , understand all the terms and provisions hereof, and agree to be bound thereby and subject thereto as of this 25 day of June, 2004.

En Pointe Technologies Sales, Inc.

ATTEST:	By:	/s/ Attiazaz “Bob” Din

Attiazaz “Bob” Din
/s/ Robert A. Mercer		Chief Executive Officer

Robert A. Mercer, Secretary

GE COMMERCIAL DISTRIBUTION FINANCE
CORPORATION

	By:	/s/ David J. Lynch

David J. Lynch
Vice President of Operations

ACKNOWLEDGEMENT BY GUARANTOR:

En Pointe Technologies, Inc.

By /s/ Attiazaz “Bob” Din

        Attiazaz “Bob” Din
        President